     Earnings Release

JETBLUE ANNOUNCES FOURTH QUARTER 2022 RESULTS
Record fourth quarter revenue
Continued cost execution
Industry-leading completion factor in December
NEW YORK (January 26, 2023) - JetBlue Airways Corporation (NASDAQ: JBLU) today reported its financial results for the fourth quarter of 2022.

“Thanks to the outstanding efforts of JetBlue’s crewmembers, we closed the year with strong fourth quarter performance, driving the highest full-year revenue result in our history, and solid cost execution as we hit our full-year cost target. We believe we’re well positioned to further build on that success in 2023, with a disciplined plan to continue strengthening our foundations – both operationally and financially,” said Robin Hayes, JetBlue’s Chief Executive Officer.

“We expect to gain further momentum in the business in 2023 with solid revenue performance throughout the year as we execute on our commercial initiatives and maintain a strong focus on cost control. Together, we expect these efforts to deliver margins approaching pre-pandemic levels as we move through the year, as we continue on a path to drive sustainable long-term earnings expansion and create long-term value for all stakeholders."

Fourth Quarter 2022 Financial Results
•Net income for the fourth quarter of 2022 under Generally Accepted Accounting Principles (GAAP) of $24 million or $0.07 per share. Excluding one-time items, adjusted net income for the fourth quarter of 2022 of $72 million(1) or $0.22 per share.

•Fourth quarter of 2022 capacity increased by 2.4% compared to the fourth quarter of 2019.

•Operating revenue of $2.4 billion for the fourth quarter of 2022, the highest fourth quarter operating revenue in company history.

•Revenue per available seat mile (RASM) increased 16.1% for the fourth quarter of 2022 compared to the fourth quarter of 2019, despite a negative impact from Hurricane Nicole.

•Operating expenses per available seat mile (CASM) for the fourth quarter of 2022 increased 28.4% compared to the fourth quarter of 2019.

•Operating expense per available seat mile, excluding fuel and related taxes, other non-airline operating expenses, and special items (CASM ex-Fuel)(1) for the fourth quarter of 2022 increased 9.9%(1) compared to the fourth quarter of 2019, resulting in industry leading unit cost performance.

•Fuel price in the fourth quarter of 2022 of $3.70 per gallon, including hedges.

Balance Sheet and Liquidity
•$1.6 billion in unrestricted cash, cash equivalents, short-term investments, and long-term marketable securities at quarter-end (excluding our $600 million undrawn revolving credit facility).

•Maintained an adjusted debt to capital ratio of 52%(1) as of December 31, 2022.

•Paid approximately $114 million in debt and finance lease obligations during the fourth quarter of 2022.

2022 Key Highlights
•Returned to profitability in the second half of 2022 with revenue growth at record levels, combined with an acute focus on maintaining an optimal low-cost structure.

•Delivered an excellent operation in the fourth quarter, including an industry-leading completion factor of 98.2% in December. This was despite the impact of Hurricane Nicole and Winter Storm Elliott.

•Added flights in New York and Boston as the Northeast Alliance (NEA) continues to bring low fares and great service to more communities, and boost competition in the region.

•Continued ramping up our transatlantic franchise to five daily flights between the Northeast and London, and announced new service to Paris.

•Became the anchor tenant at Orlando International Airport’s new Terminal C, moved operations at LaGuardia Airport into the new, world-class Terminal B, and signed an agreement to become a minority investor in John F. Kennedy International Airport's Terminal 6.

•Introduced the new TrueBlue® loyalty program, bringing added value and new perks to a broad set of customers.

•Continued to lead the industry in sustainability. Announced our validated science-based emissions reduction target, with a plan that would effectively reduce our per-seat emissions in half by 2035 from 2019 levels. Also announced a new agreement with Fidelis New Energy to supply 92 million gallons of sustainable aviation fuel (SAF) over a five-year term with a target start date of 2025, bringing meaningful progress toward our goal to convert 10% of our jet fuel to SAF by 2030.

•Recognized by "The Points Guy" with an Editors’ Choice Award for Best Economy Class in the world and by "Business Traveler USA" as Best Budget Airline.

Outlook
“As we kick off 2023, we’re pleased to see the demand environment remain solid into the seasonally trough period of the year,” said Joanna Geraghty, JetBlue’s President and Chief Operating Officer.

“We’re excited to continue building on last year’s record performance as we look at another strong year of revenue growth, underpinned by multiple network and commercial initiatives, including strong earnings accretion from the NEA as our markets mature. We also continue to make progress on our multi-year path to grow our loyalty revenue stream as a percentage of our total revenue base and close the gap to best in class loyalty performance.”

First Quarter and Full-Year 2023 Outlook	Estimated 1Q 2023	Estimated FY 2023
Available Seat Miles (ASMs) Year-Over-Year	5.5% – 8.5%	5.5% – 8.5%
Revenue Year-Over-Year	28% – 32%	High Single Digits to Low Double Digits
CASM Ex-Fuel(2) (Non-GAAP) Year-Over-Year	2% – 4%	1.5% – 4.5%
Estimated Fuel Price per Gallon(3)	$3.20 – $3.35(4)	$2.95 – $3.15
Interest Expense	$40 – $50 million	$200 – $210 million
Adjusted (Loss)/Earnings per Share	($0.45) – ($0.35)	$0.70 – $1.00

“We’re confident that we’re on a path to materially improve our financial performance throughout the remainder of 2023 and deliver a full-year adjusted profit with margins approaching pre-pandemic levels. As we progress through the year, we expect to generate strong margins with the combination of solid revenue momentum and continued progress on our structural cost program,” said Ursula Hurley, JetBlue’s Chief Financial Officer.

Earnings Call Details
JetBlue will conduct a conference call to discuss its quarterly earnings today, January 26, 2023 at 10:00 a.m. Eastern Time. A live broadcast of the conference call will also be available via the internet at http://investor.jetblue.com. The webcast replay and presentation materials will be archived on the company’s website.

For further details, see the Fourth Quarter 2022 Earnings Presentation available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando, and San Juan. JetBlue carries customers to more than 100 cities throughout the United States, Latin America, Caribbean, Canada, and United Kingdom. For more information and the best fares, visit jetblue.com.

Notes
(1)Non-GAAP financial measure; Note A provides a reconciliation of non-GAAP financial measures used in this release and explains the reasons management believes that presentation of these non-GAAP financial measures provide useful information to investors regarding JetBlue's financial condition and results of operations.
(2)With respect to JetBlue’s CASM ex-fuel guidance, JetBlue is unable to provide a reconciliation of the non-GAAP financial measure to GAAP because the excluded items have not yet occurred and cannot be reasonably predicted. The reconciling information that is unavailable would include a forward-looking range of financial performance measures beyond our control, such as fuel costs, which are subject to many economic and political factors. Accordingly, a reconciliation to CASM is not available without unreasonable effort. In addition, this includes an impact from a new ALPA agreement worth approximately 1% point to the first quarter of 2023 and 3% points to the full year 2023.
(3)Includes fuel taxes and hedges.

(4)JetBlue utilizes the forward Brent crude curve and the forward Brent crude to jet crack spread to calculate the unhedged portion of its prompt quarter. As of January 13, 2023, the forward Brent crude per barrel price was $85 and the crack spread averaged $41 per barrel for the first quarter of 2023.

Forward Looking Statements
This Earnings Release (or otherwise made by JetBlue or on JetBlue’s behalf) contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. These statements are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. When used in this document, the words “expects,” “plans,” “intends,” “anticipates,” “indicates,” “remains,” “believes,” “estimates,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “goals,” “targets” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed, or assured. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, the COVID-19 pandemic including existing and new variants, and the outbreak of any other disease or similar public health threat that affects travel demand or behavior; restrictions on our business related to the financing we accepted under various federal government support programs such as the Coronavirus Aid, Relief, and Economic Security Act, the Consolidated Appropriations Act, and the American Rescue Plan Act; our significant fixed obligations and substantial indebtedness; risk associated with execution of our strategic operating plans in the near-term and long-term; the recording of a material impairment loss of tangible or intangible assets; our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our reliance on high daily aircraft utilization; our ability to implement our growth strategy; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on a limited number of suppliers, including for aircraft, aircraft engines and parts and vulnerability to delays by those suppliers; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; the outcome of the lawsuit filed by the Department of Justice and certain state Attorneys General against us related to our Northeast Alliance entered into with American Airlines; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional domestic or foreign government regulation, including new or increased tariffs; changes in our industry due to other airlines’ financial condition; acts of war or terrorism; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for air travel; adverse weather conditions or natural disasters; external geopolitical events and conditions; the occurrence of any event, change or other circumstances that could give rise to the right of JetBlue or Spirit Airlines, Inc. (“Spirit”) or both of them to terminate the Merger Agreement; failure to obtain applicable regulatory approval in a timely manner or otherwise and the potential financial consequences thereof; failure to satisfy other closing conditions to the transaction with Spirit; failure of the parties to consummate the transaction; JetBlue’s ability to finance the transaction with Spirit and the indebtedness JetBlue expects to incur in connection with the transaction; the possibility that JetBlue may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate Spirit’s operations with those of JetBlue; the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the transaction with Spirit; failure to realize anticipated benefits of the combined operations; demand for the combined company’s services; the growth, change and competitive landscape of the markets in which the combined company participates; expected seasonality trends; diversion of managements’ attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction with Spirit; risks related to investor and rating agency perceptions of each of the parties and their respective business, operations, financial condition and the industry in which they operate; risks related to the potential impact of general economic, political and market factors on the companies or the transaction with Spirit; and ongoing and increase in costs related to IT network security. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs, and assumptions upon which we base our expectations may change prior to the end of each quarter or year. Any outlook or forecasts in this document have been prepared without taking into account or consideration the transaction with Spirit.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. You should understand that many important factors, in addition to those discussed in this Earnings Release, could cause our results to differ materially from those expressed in the forward-looking statements. Further information concerning these and other factors is contained in JetBlue’s filings with the Securities and Exchange Commission, or SEC, including but not limited to, JetBlue’s 2021 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this Earnings Release might not occur. Our forward-looking statements speak only as of the date of this Earnings Release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

This Earnings Release also includes certain “non-GAAP financial measures” as defined under the Exchange Act and in accordance with Regulation G. We have included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and provided in accordance with U.S. GAAP within this Earnings Release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022	2021	Percent Change		2022	2021	Percent Change
OPERATING REVENUES
Passenger	$2,267	$1,695	33.7		$8,586	$5,609	53.1
Other	148	139	6.7		572	428	33.5
Total operating revenues	2,415	1,834	31.7		9,158	6,037	51.7

OPERATING EXPENSES
Aircraft fuel and related taxes	800	463	72.8		3,105	1,436	116.3
Salaries, wages and benefits	689	640	7.5		2,747	2,358	16.5
Landing fees and other rents	132	157	(15.8)		544	628	(13.3)
Depreciation and amortization	150	142	5.7		585	540	8.4
Aircraft rent	31	24	30.8		114	99	15.0
Sales and marketing	73	54	35.9		289	183	57.7
Maintenance, materials and repairs	98	153	(35.7)		591	626	(5.7)
Other operating expenses	342	312	9.7		1,368	1,080	26.7
Special items	57	8	575.4		113	(833)	NM
Total operating expenses	2,372	1,953	21.5		9,456	6,117	54.6

OPERATING INCOME (LOSS)	43	(119)	NM		(298)	(80)	272.4

Operating margin	1.8%	(6.5)%	8.3	pts.	(3.3)%	(1.3)%	(2.0)	pts.

OTHER (EXPENSE) INCOME
Interest expense	(45)	(39)	15.8		(166)	(192)	(13.8)
Interest Income	15	6	171.6		39	17	125.8
(Loss) Gain on investments, net	(5)	(10)	(47.2)		(9)	47	NM
Other	(1)	(1)	124.0		(3)	(55)	(95.5)
Total other (expense)	(36)	(44)	(16.8)		(139)	(183)	(24.1)

INCOME (LOSS) BEFORE INCOME TAXES	7	(163)	NM		(437)	(263)	66.2

Pre-tax margin	0.3%	(8.9)%	9.2	pts.	(4.8)%	(4.4)%	(0.4)	pts.

Income tax (benefit)	(17)	(34)	(49.5)		(75)	(81)	(7.0)

NET INCOME (LOSS)	$24	$(129)	NM		$(362)	$(182)	98.5

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.07	$(0.40)			$(1.12)	$(0.57)
Diluted	$0.07	$(0.40)			$(1.12)	$(0.57)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	326.4	319.6			323.6	318.0
Diluted	327.8	319.6			323.6	318.0

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022	2021	Percent Change		2022	2021	Percent Change
Revenue passengers (thousands)	10,486	8,617	21.7		39,562	30,094	31.5
Revenue passenger miles (RPMs) (millions)	13,695	11,628	17.8		52,552	41,152	27.7
Available seat miles (ASMs) (millions)	16,470	15,211	8.3		64,475	54,113	19.1
Load factor	83.2%	76.4%	6.8	pts.	81.5%	76.0%	5.5	pts.
Aircraft utilization (hours per day)	10.2	9.5	7.9		10.1	8.5	18.8

Average fare	$216.20	$196.76	9.9		$217.03	$186.39	16.4
Yield per passenger mile (cents)	16.55	14.58	13.5		16.34	13.63	19.9
Passenger revenue per ASM (cents)	13.76	11.15	23.5		13.32	10.37	28.5
Revenue per ASM (cents)	14.66	12.06	21.6		14.20	11.16	27.3
Operating expense per ASM (cents)	14.40	12.84	12.1		14.67	11.30	29.7
Operating expense per ASM, excluding fuel (cents)(1)	9.13	9.66	(5.5)		9.59	10.11	(5.2)

Departures	86,046	76,165	13.0		332,699	264,385	25.8
Average stage length (miles)	1,109	1,253	(11.5)		1,213	1,283	(5.5)
Average number of operating aircraft during period	288.0	280.6	2.6		284.8	273.0	4.3
Average fuel cost per gallon, including fuel taxes	$3.70	$2.37	56.3		$3.69	$2.06	79.1
Fuel gallons consumed (millions)	216	195	10.5		842	696	21.0
Average number of full-time equivalent crewmembers	20,016	18,345	9.1		20,075	16,693	20.3

(1) Refer to Note A at the end of our Earnings Release for more information on this non-GAAP financial measure. Operating expense per available seat mile, excluding fuel and related taxes, other non-airline operating expenses, and special items (CASM ex-Fuel).

JETBLUE AIRWAYS CORPORATION
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	December 31,	December 31,
	2022	2021
	(unaudited)
Cash and cash equivalents	$1,042	$2,018
Total investment securities	522	863
Total assets	13,045	13,642
Total debt	3,647	4,006
Stockholders' equity	3,563	3,849

Note A - Non-GAAP Financial Measures
JetBlue uses non-GAAP financial measures in this press release. Non-GAAP financial measures are financial measures that are derived from the consolidated financial statements, but that are not presented in accordance with generally accepted accounting principles in the United States, or GAAP. We believe these non-GAAP financial measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies. The information below provides an explanation of each non-GAAP financial measure and shows a reconciliation of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures.
Operating expense per available seat mile, excluding fuel and related taxes, other non-airline operating expenses, and special items (CASM Ex-Fuel)

Operating expenses per available seat mile, or CASM, is a common metric used in the airline industry. We exclude aircraft fuel and related taxes, operating expenses related to other non-airline businesses, such as JetBlue Technology Ventures and JetBlue Travel Products, and special items from operating expenses to determine CASM ex-fuel, which is a non-GAAP financial measure.
In 2022, special items include costs related to the following: Embraer E190 fleet transition, our acquisition of Spirit Airlines, the Air Line Pilots Association (ALPA) contract ratification bonus, and the implementation of our Transport Workers Union (TWU) contract.
Special items for 2019 include costs related to our Embraer E190 fleet transition and the implementation of our ALPA collective bargaining agreement.

We believe that CASM ex-fuel is useful for investors because it provides investors the ability to measure financial performance excluding items beyond our control, such as fuel costs, which are subject to many economic and political factors, or not related to the generation of an available seat mile, such as operating expense related to certain non-airline businesses. We believe this non-GAAP measure is more indicative of our ability to manage airline costs and is more comparable to measures reported by other major airlines.

With respect to JetBlue’s CASM ex-fuel guidance, JetBlue is unable to provide a reconciliation of the non-GAAP financial measure to GAAP because the excluded items have not yet occurred and cannot be reasonably predicted. The reconciling information that is unavailable would include a forward-looking range of financial performance measures beyond our control, such as fuel costs, which are subject to many economic and political factors. Accordingly, a reconciliation to CASM is not available without unreasonable effort.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL
($ in millions, per ASM data in cents)
(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022		2019		2022		2019
	$	per ASM	$	per ASM	$	per ASM	$	per ASM

Total operating expenses	$2,372	14.40	$1,804	11.22	$9,456	14.67	$7,294	11.43
Less:
Aircraft fuel and related taxes	800	4.86	455	2.83	3,105	4.82	1,847	2.89
Other non-airline expenses	11	0.07	12	0.08	55	0.08	46	0.08
Special items	57	0.34	1	—	113	0.18	14	0.02
Operating expenses, excluding fuel	$1,504	9.13	$1,336	8.31	$6,183	9.59	$5,387	8.44

Operating expense, income (loss) before income taxes, net income (loss) and earnings (loss) per share, excluding special items and (loss) gain on equity investments
Our GAAP results in the applicable periods were impacted by credits and charges that were deemed special items.
In 2022, special items include costs related to the following: Embraer E190 fleet transition, our acquisition of Spirit Airlines, the ALPA ratification bonus, and the implementation of our TWU contract.
Special items for 2019 include costs related to our Embraer E190 fleet transition and the implementation of our pilots' collective bargaining agreement.
Certain gains and losses on our equity investments were also excluded from our 2022 and 2019 GAAP results.
We believe the impact of these items distort our overall trends and that our metrics are more comparable with the presentation of our results excluding the impact of these items. The table below provides a reconciliation of our GAAP reported amounts to the non-GAAP amounts excluding the impact of these items.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE, INCOME (LOSS) BEFORE INCOME TAXES, NET INCOME (LOSS) AND EARNINGS (LOSS) PER SHARE EXCLUDING SPECIAL ITEMS AND (LOSS) GAIN ON EQUITY INVESTMENTS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2019	2022	2019
Total operating revenues	$2,415	$2,031	$9,158	$8,094

Total operating expenses	$2,372	$1,804	$9,456	$7,294
Less: Special items	57	1	113	14
Total operating expenses excluding special items	$2,315	$1,803	$9,343	$7,280

Operating income (loss)	$43	$227	$(298)	$800
Add back: Special items	57	1	113	14
Operating income (loss) excluding special items	$100	$228	$(185)	$814

Operating margin excluding special items	4.1%	11.2%	(2.0)%	10.1%

Income (loss) before income taxes	$7	$220	$(437)	$768
Add back: Special items	57	1	113	14
Less: (Loss) gain on equity investments	(5)	—	(9)	15
Income (loss) before income taxes excluding special items and (loss) gain on equity investments	$69	$221	$(315)	$767

Pre-tax margin excluding special items and (loss) gain on equity investments	2.8%	10.9%	(3.4)%	9.5%

Net income (loss)	$24	$161	$(362)	$569
Add back: Special items	57	1	113	14
Less: Income tax benefit related to special items	13	—	19	4
Less: (Loss) gain on equity investments	(5)	—	(9)	15
Less: Income tax benefit (expense) related to (loss) gain on equity investments	1	—	1	(4)
Net income (loss) excluding special items and (loss) gain equity investments	$72	$162	$(260)	$568

Earnings (Loss) Per Common Share:
Basic	$0.07	$0.56	$(1.12)	$1.92
Add back: Special items, net of tax	0.14	0.01	0.29	0.04
Less: (Loss) gain on equity investments, net of tax	(0.01)	—	(0.03)	0.04
Basic excluding special items and (loss) gain on equity investments	$0.22	$0.57	$(0.80)	$1.92

Diluted	$0.07	$0.56	$(1.12)	$1.91
Add back: Special items, net of tax	0.14	—	0.29	0.03
Less: (Loss) gain on equity investments, net of tax	(0.01)	—	(0.03)	0.04
Diluted excluding special items and (loss) gain on equity investments	$0.22	$0.56	$(0.80)	$1.90

Adjusted debt to capitalization ratio
Adjusted debt to capitalization ratio is a non-GAAP financial metric which we believe is helpful to investors in assessing the company's overall debt profile. Adjusted debt includes aircraft operating lease liabilities, in addition to total debt and finance leases, to present estimated financial obligations. Adjusted capitalization represents total equity plus adjusted debt.

NON-GAAP FINANCIAL MEASURE
ADJUSTED DEBT TO CAPITALIZATION RATIO
(in millions) (unaudited)

	December 31, 2022	December 31, 2021	December 31, 2019
Long-term debt and finance leases	$3,093	$3,651	$1,990
Current maturities of long-term debt and finance leases	554	355	344
Operating lease liabilities - aircraft	206	256	183
Adjusted debt	$3,853	$4,262	$2,517

Long-term debt and finance leases	$3,093	$3,651	$1,990
Current maturities of long-term debt and finance leases	554	355	344
Operating lease liabilities - aircraft	206	256	183
Stockholders' equity	3,563	3,849	4,799
Adjusted capitalization	$7,416	$8,111	$7,316

Adjusted debt to capitalization ratio	52%	53%	34%

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com